                                   Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     among:

                              NETIVATION.COM, INC.,
                             a Delaware corporation;

                       NETIVATION.COM MERGER SEVEN CORP.,
                             a Delaware corporation;

                                  PULLEN, INC.,
                             a Virginia corporation;

                          U.S. CONGRESS HANDBOOK, INC.,
                             a Virginia corporation;

                                       and

        THE STOCKHOLDERS OF PULLEN, INC. AND U.S. CONGRESS HANDBOOK, INC.

                           LISTED ON EXHIBIT A HERETO

                          Dated as of January ___, 2000

                                TABLE OF CONTENTS

                                                                                                               PAGE
SECTION 1 - DESCRIPTION OF TRANSACTION...........................................................................20
   1.1        Merger of USCH into Merger Sub.....................................................................20
   1.2        Effect of the Merger...............................................................................20
   1.3        Closing; Effective Time............................................................................20
   1.4        Certificate of Incorporation, Bylaws and Directors and Officers....................................21
   1.5        Conversion of USCH Stock...........................................................................21
   1.6        Additional Consideration...........................................................................21
   1.7        Closing of USCH Transfer Books.....................................................................21
   1.8        Exchange of Certificates...........................................................................22
   1.9        Dissenting Shares..................................................................................22
   1.10       Tax Consequences...................................................................................23
   1.11       Accounting Treatment...............................................................................23
   1.12       Further Action.....................................................................................23

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF  PULLEN, USCH, AND THE STOCKHOLDERS................................23
   2.1        Organization, Good Standing and Qualification......................................................23
   2.2        Subsidiaries.......................................................................................23
   2.3        Capitalization; Voting Rights......................................................................24
   2.4        Authorization; Binding Obligations.................................................................24
   2.5        Financial Statements...............................................................................24
   2.6        Liabilities........................................................................................24
   2.7        Agreements; Action.................................................................................24
   2.8        Obligations to Related Parties.....................................................................25
   2.9        Absence of Changes.................................................................................25
   2.10       Title to Properties and Assets; Liens, Etc.........................................................25
   2.11       Patents and Trademarks.............................................................................26
   2.12       Compliance with Other Instruments..................................................................26
   2.13       Litigation.........................................................................................26
   2.14       Tax Returns and Payments...........................................................................27
   2.15       Employees..........................................................................................27
   2.16       Registration Rights................................................................................27
   2.17       Compliance with Legal Requirements; Consents.......................................................28
   2.18       Stockholders.......................................................................................28
   2.19       Full Disclosure....................................................................................28
   2.20       Reliance on Representations and Warranties.........................................................28
   2.21       Securities Laws Matters............................................................................29

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF NETIVATION.........................................................29
   3.1        Organization, Good Standing and Qualification......................................................29
   3.2        Subsidiaries.......................................................................................29
   3.3        Capitalization; Voting Rights......................................................................30
   3.4        Authorization; Binding Obligations.................................................................30
   3.5        Full Disclosure....................................................................................30
   3.6        Litigation.........................................................................................30
   3.7        Compliance with other Instruments..................................................................30
   3.8        Consents...........................................................................................31
   3.9        Current Ownership of Netivation Stock by the Stockholders..........................................31
   3.10       Reliance on Representations and Warranties.........................................................31

SECTION 4 - CERTAIN COVENANTS OF PULLEN, USCH  AND THE STOCKHOLDERS..............................................31
   4.1        Access and Investigation...........................................................................31

                                       17

   4.2        Operation of Business..............................................................................32
   4.3        USCH Stockholders' Meeting.........................................................................33
   4.4        No Negotiation.....................................................................................33

SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES..................................................................33
   5.1        Notification; Opportunity to Cure..................................................................33
   5.2        Filings and Consents...............................................................................34
   5.3        Public Announcements...............................................................................34
   5.4        Best Efforts.......................................................................................34
   5.5        Tax Matters........................................................................................35
   5.6        Resale.............................................................................................35
   5.7        Confidentiality....................................................................................35

SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS  OF NETIVATION AND MERGER SUB....................................35
   6.1        Accuracy of Representations........................................................................35
   6.2        Performance of Covenants...........................................................................35
   6.3        Stockholder Approval...............................................................................35
   6.4        Consents...........................................................................................35
   6.5        No Material Adverse Change.........................................................................35
   6.6        Agreements and Documents...........................................................................36
   6.7        No Restraints......................................................................................36
   6.8        No Proceedings.....................................................................................36
   6.9        Securities Law Compliance..........................................................................36
   6.10       Dissenters Rights..................................................................................36
   6.11       Unaccredited Investors.............................................................................36
   6.12       Proceedings and Documents..........................................................................37
   6.13       Corporate Approvals................................................................................37

SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS  OF PULLEN, USCH AND THE STOCKHOLDERS............................37
   7.1        Accuracy of Representations........................................................................37
   7.2        Performance of Covenants...........................................................................37
   7.3        Consents...........................................................................................37
   7.4        Agreements and Documents...........................................................................37
   7.5        No Restraints......................................................................................37
   7.6        No Proceedings.....................................................................................38
   7.7        Corporate Approvals................................................................................38
   7.8        Stock Price........................................................................................38

SECTION 8 - TERMINATION..........................................................................................38
   8.1        Termination Events.................................................................................38
   8.2        Termination Procedures.............................................................................38
   8.3        Effect of Termination..............................................................................38

SECTION 9 - INDEMNIFICATION, ETC.................................................................................39
   9.1        Survival of Representations, Warranties and Covenants..............................................39
   9.2        Indemnification by the Stockholders................................................................39
   9.3        Indemnification by Netivation......................................................................40
   9.4        Interest...........................................................................................40
   9.5        Defense of Third Party Claims......................................................................40
   9.6        Indemnity Reserve..................................................................................41
   9.7        Exercise of Remedies by Netivation Indemnitees Other Than Netivation...............................41

SECTION 10 - MISCELLANEOUS PROVISIONS............................................................................41
   10.1       Stockholders' Agent................................................................................41
   10.2       Further Assurances.................................................................................42

                                       18

   10.3       Fees and Expenses..................................................................................42
   10.4       Attorneys' Fees....................................................................................42
   10.5       Notices............................................................................................42
   10.6       Headings...........................................................................................43
   10.7       Counterparts.......................................................................................43
   10.8       Governing Law......................................................................................43
   10.9       Successors and Assigns.............................................................................43
   10.10      Remedies Cumulative; Specific Performance..........................................................43
   10.11      Waiver.............................................................................................43
   10.12      Amendments.........................................................................................43
   10.13      Time of the Essence................................................................................43
   10.14      Severability.......................................................................................44
   10.15      Parties in Interest................................................................................44
   10.16      Mediation and Arbitration..........................................................................44
   10.17      Entire Agreement...................................................................................44
   10.18      Cross-Guarantee....................................................................................44
   10.19      Construction.......................................................................................44

                                    EXHIBITS

Exhibit A      -      Stockholders
Exhibit B      -      Certain Definitions
Exhibit C      -      Director and Officer of Surviving Corporation
Exhibit D      -      Allocation of Merger Consideration
Exhibit E      -      Forms of Legal Opinions
Exhibit F      -      Forms of Consulting Agreements
Exhibit G      -      Form of Escrow Agreement
Exhibit H      -      Form of Prospective Offeree Questionnaire

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of January 13, 2000, by and among: NETIVATION.COM, INC., a Delaware corporation ("Netivation"), NETIVATION.COM MERGER SEVEN CORP., a Delaware corporation and a wholly-owned subsidiary of Netivation ("Merger Sub"), PULLEN, INC., a Virginia corporation ("Pullen"), U.S. CONGRESS HANDBOOK, INC., a Virginia corporation and a sister corporation of Pullen, ("USCH"), and the stockholders of Pullen and USCH set forth on EXHIBIT A hereto (the "Stockholders"). Certain capitalized terms used in this Agreement are defined in EXHIBIT B.

                                    RECITALS

                  A. The parties intend to effect a merger of USCH into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law ("Delaware Law") and the Virginia Stock Corporation Act ("Virginia Law") (the "Merger"). Upon consummation of the Merger, USCH will cease to exist, and Merger Sub will remain a wholly-owned subsidiary of Netivation.

                  B. The Stockholders own an aggregate of 1000 shares of capital stock of USCH (the "USCH Stock"), constituting 100% of the USCH capital stock on a fully-diluted basis.

                  C. Pullen and USCH are sister corporations with the same shareholders and a history of common transactional relationships.

                  D. Although Pullen is remaining independent and is not merging with any other entity as contemplated in this Agreement or otherwise, Pullen has nevertheless been made a party to this Agreement at the request of Netivation for the purpose of providing Netivation a sufficient level of comfort in regards to representations, warranties, indemnities and other assurances that Netivation requires in light of the relationship between Pullen and USCH, and, reciprocally, Netivation and Merger Sub are agreeing that the representations, warranties, indemnities and other assurances provided to USCH are also provided for the benefit of Pullen.

                                    AGREEMENT

                  The parties to this Agreement agree as follows:

                     SECTION 1 - DESCRIPTION OF TRANSACTION

                  1.1 MERGER OF USCH INTO MERGER SUB . Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), USCH shall be merged with and into Merger Sub, and the separate existence of USCH shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

                  1.2 EFFECT OF THE MERGER . The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Delaware Law and Virginia Law.

                  1.3 CLOSING; EFFECTIVE TIME . The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Moffatt, Thomas, Barrett, Rock & Fields, Chartered, 101 S. Capitol Boulevard, 10th Floor, Boise, Idaho 83702 on or before January 31, 2000, or at such other time as the parties may agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger (the "Certificate of Merger"), conforming to the requirements of Delaware Law and Virginia Law, shall be filed with the Secretary of State of the State of Delaware and the Clerk of the Virginia State Corporation Commission. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware and the Clerk of the Virginia State Corporation Commission (the "Effective Time").

                  1.4 CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS AND OFFICERS .

                           (a) The certificate of incorporation of Merger Sub,
as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of this corporation is "U.S. Congress Handbook, Inc."

                           (b) The bylaws of Merger Sub, as in effect
immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

                           (c) The directors and officers of the Surviving
Corporation immediately after the Effective Time shall be the individuals identified on EXHIBIT C.

                  1.5 CONVERSION OF USCH STOCK .

                           (a) Subject to Sections 1.8(c) and 1.9, at the
Effective Time, by virtue of the Merger and without any further action on the part of Netivation, Merger Sub, Pullen, USCH or the Stockholders, each share of Common Stock of USCH issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive Seventy-Five (75) shares of Common Stock of Netivation (the "Netivation Stock"). All outstanding shares of USCH capital stock shall be exchanged for no more than Seventy-Five Thousand (75,000) shares of Netivation Stock. The Netivation Stock, together with the payments described in Section 1.6, shall be the consideration for this Transaction (the "Merger Consideration"). The Merger Consideration to be received by the Stockholders is set forth on EXHIBIT D.

         If, between the date of this Agreement and the Closing Date, the shares of capital stock of USCH or the Netivation Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the Merger Consideration shall be appropriately adjusted.

                           (b) If any shares of capital stock of USCH
outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with USCH, then the shares of Netivation Stock issued in exchange for such shares of capital stock of USCH will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Netivation Stock may be accordingly marked with appropriate legends.

                  1.6 ADDITIONAL CONSIDERATION . At Closing, Netivation shall pay Two Hundred Thousand Dollars ($200,000) cash to the Stockholders. At Closing, Netivation shall also deliver to the Stockholders a promissory note for an additional Two Hundred Thousand Dollars ($200,000) to be paid in $25,000 increments on a quarterly basis beginning February 1, 2000 and ending November 1, 2001. Said promissory note shall bear interest at the short term Applicable Federal Rate compounded quarterly in existence at the time of Closing and shall be secured by an interest in the assets transferred from USCH to Merger Sub through this Merger. All cash payments to the Stockholders shall be made in proportion to each Stockholder's interest in USCH immediately prior to Closing.

                  1.7 CLOSING OF USCH TRANSFER BOOKS . At the Effective Time, holders of certificates representing USCH capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of USCH, and the stock transfer books of USCH shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such capital stock of USCH shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such capital stock of USCH (an "USCH Stock Certificate") is presented to the Surviving Corporation or Netivation, such USCH Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

                  1.8 EXCHANGE OF CERTIFICATES .

                           (a) At or as soon as practicable after the Effective
Time, Netivation will send to each holder of an USCH Stock Certificate a letter of transmittal and instructions for use in customary form and containing such provisions as may reasonably be required for use in effecting the surrender of such USCH Stock Certificate for payment therefor and conversion thereof. Upon surrender of an USCH Stock Certificate to Netivation for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Netivation, the holder of such USCH Stock Certificate shall be entitled to receive in exchange therefor cash plus certificates representing the number of whole shares of Netivation Stock that such holder has the right to receive pursuant to the provisions of this Section 1 and the USCH Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each USCH Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender cash plus a certificate representing shares of Netivation Stock (and cash in lieu of any fractional share of Netivation Stock) as contemplated by this Section 1. If any USCH Stock Certificate shall have been lost, stolen or destroyed, Netivation may, in its discretion and as a condition precedent to the issuance of any certificates representing Netivation Stock, require the owner of such lost, stolen or destroyed USCH Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Netivation may reasonably direct) as indemnity.

                           (b) No dividends or other distributions declared or
made with respect to Netivation Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered USCH Stock Certificate with respect to the shares of Netivation Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such USCH Stock Certificate in accordance with this
Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

                           (c) No fractional shares of Netivation Stock shall be
issued in connection with the Merger. In lieu of such fractional shares, any holder of capital stock of USCH who would otherwise be entitled to receive a fraction of a share of Netivation Stock shall, upon surrender of such holder's USCH Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of one share of Netivation Stock as reported by the NASDAQ consolidated reporting system on the Closing Date.

                           (d) Each certificate representing any of the shares
of Netivation Stock to be issued in the Merger shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE RESTRICTED WITHIN THE MEANING OF RULE 144 OF THE ACT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

                           (e) Netivation and the Surviving Corporation shall be
entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of USCH pursuant to this Agreement such amounts as Netivation or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Netivation shall use its reasonable best efforts to (i) provide the Stockholders with notice of any such amounts to be deducted or withheld; and
(ii) review the reasons for such deductions or withholdings with the Stockholders.

                  1.9 DISSENTING SHARES . Notwithstanding anything in this Agreement to the contrary, shares of capital stock of USCH that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided under Virginia Law ("Dissenting Shares") shall not be canceled and converted in accordance with Section 1.5 unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under Virginia Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's capital stock of USCH shall thereupon be deemed to have been canceled and converted as described in Section 1.5 at the Effective Time, and each such share shall represent solely the right to receive the merger consideration described in Section 1.5. USCH shall give prompt notice of any demands received by USCH for appraisal of its shares, and, prior to the Effective Time, Netivation shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, USCH shall not, except with the prior written consent of Netivation, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, no stockholder of USCH who has demanded appraisal rights as provided under Virginia Law shall be entitled to vote such holder's shares of Netivation Stock or capital stock of USCH for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record of USCH at a date which is prior to the Effective Time).

                  1.10 TAX CONSEQUENCES . For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                  1.11 ACCOUNTING TREATMENT . For Netivation's accounting purposes, the Merger is intended to be treated as a "purchase," but it is also intended to be treated as a tax-free reorganization under Section 368 of the Code for federal income tax purposes. Pullen and Stockholders shall assume no responsibility for Netivation's accounting or reporting of the Merger.

                  1.12 FURTHER ACTION . If, at any time after the Effective Time, any further action is determined by Netivation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Netivation with full right, title and possession of and to all rights and property of USCH, the officers and directors of the Surviving Corporation and Netivation shall be fully authorized (in the name of USCH and otherwise) to take such action.

                  SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
                       PULLEN, USCH, AND THE STOCKHOLDERS

                  Except as set forth in Schedule 2 (the "Pullen Schedule of Exceptions"), Pullen, USCH, and each of the Stockholders jointly and severally represent and warrant, to and for the benefit of the Netivation Indemnitees, as follows:

                  2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION . Pullen and USCH are corporations duly organized, validly existing and in good standing under the laws of the State of Virginia. Pullen and USCH have all requisite corporate power and authority to own and operate their properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on their business as presently conducted and as presently proposed to be conducted. Pullen and USCH are duly qualified and authorized to do business and are in good standing as foreign entities in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Pullen, USCH or their respective businesses. Pullen and USCH have made available to Netivation true, correct and complete copies of Pullen's and USCH's articles of incorporation and bylaws, each as amended to date.

                  2.2 SUBSIDIARIES . USCH owns no equity securities of any other corporation, limited partnership or similar entity. Pullen and USCH are not participants in any joint venture, partnership or similar arrangement.

                  2.3 CAPITALIZATION; VOTING RIGHTS . The authorized capital stock of Pullen consists of 1000 shares of Common Stock, of which 500 shares are issued and outstanding. The authorized capital stock of USCH consists of 5000 shares of Common Stock, of which 1000 shares are issued and outstanding. EXHIBIT A sets forth the names of the stockholders of Pullen and USCH and the number of shares of capital stock owned of record by each such stockholder. The Stockholders together own all of the outstanding shares of capital stock of USCH. All issued and outstanding shares of USCH's Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and
(iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from USCH of any of its securities.

                  2.4 AUTHORIZATION; BINDING OBLIGATIONS . Pullen and USCH have all requisite right, power and authority to enter into and to perform their obligations under the Transactional Agreements to which Pullen and USCH are or may become a party. This Agreement constitutes the legal, valid and binding obligation of Pullen and USCH, enforceable against Pullen and USCH in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Pullen and USCH, enforceable against Pullen and USCH in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  2.5 FINANCIAL STATEMENTS . Pullen and USCH have delivered to Netivation their unaudited balance sheets as of _________, 1999 (the "Statement Date") and their unaudited operating statements for the eleven months ended November, 1999 (collectively, the "Pullen and USCH Financial Statements") prepared in accordance with income tax accounting procedures. The Pullen and USCH Financial Statements are complete and correct in all material respects, and present fairly the financial condition and position of the respective entity for the periods covered thereby.

                  2.6 LIABILITIES . Pullen and USCH have no material liabilities and, to the Knowledge of Pullen and USCH, have no material contingent liabilities not otherwise disclosed in the Pullen and USCH Financial Statements, except current liabilities incurred in the Ordinary Course of Business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse. All obligations of Pullen and USCH to affiliates, officers, members, directors and stockholders of Pullen and USCH are disclosed on the Pullen and USCH Financial Statements.

                  2.7 AGREEMENTS; ACTION .

                           (a) There are no agreements, understandings,
instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Pullen and USCH are a party or are bound which may involve (i) obligations (contingent or otherwise) of, or payments to, Pullen or USCH in excess of $10,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Pullen or USCH (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting or affecting the development, manufacture or distribution of Pullen's or USCH's products or services or (iv) indemnification by Pullen or USCH with respect to infringements of proprietary rights.

                           (b) Pullen and USCH have not (i) incurred any
indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the Ordinary Course of Business or as disclosed in the Pullen and USCH Financial Statements) individually in excess of $10,000 or, in excess of $15,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iii) sold, exchanged or otherwise disposed of any of their assets or rights, other than the sale of their inventory in the Ordinary Course of Business.

                           (c) For the purposes of subsections (a) and (b)
above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Pullen or USCH have reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

                  2.8 OBLIGATIONS TO RELATED PARTIES . There are no obligations of Pullen or USCH to officers, directors, stockholders, members or employees of either other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Pullen or USCH and
(c) for other standard employee benefits made generally available to all employees. No such officer, director or stockholder, or any member of their immediate families is, directly or indirectly, interested in any material contract with Pullen or USCH (other than such contracts as relate to any such person's ownership of capital stock or other securities of Pullen or USCH). Pullen and USCH are not guarantors or indemnitors of any indebtedness of any other person, firm or corporation.

                  2.9 ABSENCE OF CHANGES . Since the Statement Date, there has not been:

                           (a) Any change in the assets, liabilities, financial
condition or operations of Pullen or USCH from that reflected in the Pullen and USCH Financial Statements, other than changes in the Ordinary Course of Business, none of which individually or in the aggregate has had or is expected to have a Material Adverse Effect on such assets, liabilities, financial condition or operations of Pullen or USCH;

                           (b) Any resignation or termination of any key
officers of Pullen or USCH; and Pullen and USCH, to their Knowledge, do not know of the impending resignation or termination of employment of any such officer;

                           (c) Any material change, except in the Ordinary
Course of Business, in the contingent obligations of Pullen or USCH by way of guaranty, endorsement, indemnity, warranty or otherwise;

                           (d) Any damage, destruction or loss, whether or not
covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of Pullen or USCH;

                           (e) Any waiver by Pullen or USCH of a valuable right
or of a material debt owed to them;

                           (f) Any direct or indirect loans made by Pullen or
USCH to any stockholder, employee, officer or director of Pullen or USCH, other than advances made in the Ordinary Course of Business;

                           (g) Any material change in any compensation
arrangement or agreement with any employee, officer, director or stockholder;

                           (h) Any declaration or payment of any dividend or
other distribution of the assets of Pullen or USCH;

                           (i) Any labor organization activity;

                           (j) Any debt, obligation or liability incurred,
assumed or guaranteed by Pullen or USCH, except those for immaterial amounts and for current liabilities incurred in the Ordinary Course of Business;

                           (k) Any sale, assignment or transfer of any patents,
trademarks, copyrights, trade secrets or other intangible assets;

                           (l) Any change in any material agreement to which
Pullen or USCH is a party or by which they are bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of Pullen or USCH; or

                           (m) Any other event or condition of any character
that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of Pullen or USCH. For purposes of this subsection (m), a material and adverse effect shall only be deemed to occur if its monetary impact exceeds, or with the passage of time, will exceed $10,000.

                  2.10 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. Schedule 2.10 is a complete and accurate list of all material assets (whether leased or owned), including intellectual property, of USCH. Pullen and USCH have good and marketable title to all of their properties and assets, including, for USCH, those listed on Schedule 2.10, and good title to their leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become due and payable, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of USCH and (iii) those that have arisen from purchase money security interests in an amount not to exceed $10,000.
None of the Stockholders has any right in or claim to any of the intellectual property utilized by Pullen or USCH. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Pullen and USCH are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Pullen and USCH are in compliance with all material terms of each lease to which they are a party or are otherwise bound.

                  2.11 PATENTS AND TRADEMARKS . USCH owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets and licenses, and, to the Knowledge of USCH, to all patents, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Pullen or USCH bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Pullen and USCH have not received any communications alleging that they either have violated or, by conducting their business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To Pullen's and USCH's Knowledge, none of Pullen's or USCH's employees is obligated under any contract (including licenses, covenants or commitments or any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Pullen's and USCH's business by the employees of Pullen or USCH. The conduct of Pullen's and USCH's business as proposed, will not, to the Knowledge of Pullen and USCH, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Pullen and USCH do not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Pullen or USCH, except for inventions, trade secrets or proprietary information that have been assigned to Pullen and USCH.

                  2.12 COMPLIANCE WITH OTHER INSTRUMENTS . Pullen and USCH are not in violation or default of any term of their charter documents, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which either is party or by which either is bound or of any judgment, decree, order, writ or, to Pullen's or USCH's Knowledge, any statute, rule or regulation applicable to Pullen or USCH which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of Pullen or USCH. The execution, delivery, and performance of and compliance with the Transactional Agreements will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Pullen or USCH or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Pullen or USCH, or the business or operations or any of their assets or properties.

                  2.13 LITIGATION . There is no action, suit, proceeding or investigation pending, or to the Knowledge of Pullen or USCH, currently threatened against Pullen or USCH that questions the validity of this Agreement or Transactional Agreements or the right of Pullen or USCH to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of Pullen or USCH, financially or otherwise, or any change in the current equity ownership of Pullen or USCH, nor is Pullen or USCH aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to Pullen or USCH) involving the prior employment of any of Pullen's or USCH's employees, their use in connection with Pullen's or USCH's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Pullen and USCH are not parties or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Pullen or USCH currently pending or which Pullen or USCH intends to initiate.

                  2.14 TAX RETURNS AND PAYMENTS .

                           (a) Each tax required to have been paid, or claimed
by any Governmental Body to be payable, by Pullen or USCH (whether pursuant to any tax return or otherwise) has been duly paid in full and on a timely basis. Any tax required to have been withheld or collected by Pullen or USCH, including with respect to employees, has been duly withheld and collected; and (to the extent required) each such tax has been paid to the appropriate Governmental Body.

                           (b) All tax returns required to be filed by or on
behalf of Pullen or USCH with any Governmental Body have been timely filed, taking into account valid extensions (collectively, the "Pullen and USCH Returns"). All taxes required to be paid by Pullen for the fiscal year 1998 have either been paid in full or shall not result in any liability to Pullen. All Pullen and USCH Returns (i) have been filed when due and (ii) have been accurately and completely prepared in full compliance with all applicable legal requirements, in all material respects. Pullen has delivered to Netivation accurate and complete copies of the 1998 Pullen and USCH Returns.

                           (c) There have been no examinations or audits of any
Pullen and USCH Returns, and, to the Knowledge of Pullen and USCH, no such examination or audit has been proposed or scheduled by any Governmental Body. Pullen and USCH have delivered to Netivation accurate and complete copies of all audit reports and similar documents (to which Pullen has access) relating to the Pullen and USCH Returns.

                           (d) No claim or proceeding is pending or, to the
Knowledge of Pullen or USCH, has been threatened against Pullen or USCH in respect of any tax. There are no unsatisfied Liabilities for taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Pullen or USCH. There are no liens for taxes upon any of the assets of Pullen or USCH, except liens for current taxes not yet due and payable. Pullen and USCH have not entered into or become bound by any agreement or consent pursuant to
Section 341(f) of the Code.

                           (e) To the Knowledge of Pullen and USCH, there is no
agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of Pullen or USCH that, individually or collectively, could give rise, directly or indirectly, to the payment of any amount that would not be deductible by reason of Section 280G or Section 162 of the Code. Pullen and USCH are not, and have never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

                  2.15 EMPLOYEES . Pullen and USCH are not parties to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Knowledge of Pullen and USCH, no employee of Pullen or USCH, nor any consultant with whom Pullen or USCH have contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Pullen or USCH because of the nature of the business to be conducted by Pullen or USCH; and to the Knowledge of Pullen and USCH the continued employment by Pullen or USCH of its present employees, and the performance of Pullen's and USCH's contracts with its independent contractors, will not result in any such violation. Pullen and USCH have not received any notice alleging that any such violation has occurred. No employee of Pullen or USCH has been granted the right to continued employment by Pullen or USCH or to any material compensation following termination of employment with Pullen or USCH. To the Knowledge of Pullen and USCH, no officer or key employee, or any group of key employees, intends to terminate their employment with Pullen or USCH, nor does Pullen or USCH have a present intention to terminate the employment of any officer, key employee or group of key employees.

                  2.16 REGISTRATION RIGHTS . Pullen and USCH are not presently under any obligation, and have not granted any rights, to register any of their presently outstanding securities or any of its securities that may hereafter be issued.

                  2.17 COMPLIANCE WITH LEGAL REQUIREMENTS; CONSENTS .

                           (a) Pullen and USCH are, and have at all times since
inception been, in full compliance with each legal requirement that is or was applicable to them or to the conduct of their business or the ownership or use of any of their assets, except where the failure to comply with each such legal requirement has not had and will not have a Material Adverse Effect on Pullen or USCH.

                           (b) Neither the execution and delivery of any of the
Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                                    (i) contravene, conflict with or result in a
violation of (i) any of the provisions of Pullen's or USCH's articles of incorporation or bylaws, or (ii) any resolution adopted by Pullen's or USCH's stockholders or Pullen's or USCH's board of directors;

                                    (ii) contravene, conflict with or result in
a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Pullen or USCH, or any of the assets owned or used by Pullen or USCH, is subject;

                                    (iii) contravene, conflict with or result in
a violation or Breach of, or result in a default under, any provision of any contract to which Pullen or USCH is a party; or

                                    (iv) give any Person the right to (A)
declare a default or exercise any remedy under any contract to which Pullen or USCH is a party, (B) accelerate the maturity or performance of any contract to which Pullen or USCH is a party or (C) cancel, terminate or modify any contract to which Pullen or USCH is a party.

                  Neither Pullen, USCH nor any of the Stockholders was, is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Person other than Stockholders' spouses in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

                  2.18 STOCKHOLDERS . Each Stockholder represents that (i) he, she or it has the absolute and unrestricted right, power and authority to enter into and to perform his, her or its obligations under each of the Transactional Agreements to which such Stockholder is or may become a party, (b) this Agreement constitutes his, her or its legal, valid and binding obligation, enforceable against such Stockholder in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  2.19 FULL DISCLOSURE . This Agreement does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of or with respect to Pullen, USCH and the Stockholders contained and to be contained herein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. Pullen and USCH have provided Netivation and Netivation's Representatives with full and complete access to all of Pullen's and USCH's records and other documents and data.

                  2.20 RELIANCE ON REPRESENTATIONS AND WARRANTIES . Pullen, USCH, and the Stockholders acknowledge that they have not relied on any representations or warranties from Netivation or Merger Sub that are not contained within this Agreement.

                  2.21 SECURITIES LAWS MATTERS . Each Stockholder understands that the Netivation Stock has not been registered under the Securities Act and that the Netivation Stock being issued in the Transaction is being issued pursuant to a private placement exemption from registration under Section 4(2) of the Securities Act, based in part upon the Stockholders' representations contained in this Agreement. Each Stockholder hereby severally and not jointly represents and warrants as follows:

                           (a) KNOWLEDGE AND EXPERIENCE. Each Stockholder is an
"accredited investor" within the meaning of Regulation D promulgated under the Securities Act. Each Stockholder is knowledgeable and has substantial experience in evaluating and investing in transactions in companies similar to Netivation so that such Stockholder is capable of evaluating the merits and risks of his investment in Netivation. Each Stockholder has by reason of such Stockholder's business or financial knowledge and experience, the capacity to protect such Stockholder's own interests in connection with the Transaction. Further, each Stockholder is aware of no publication of any advertisement in connection with the Transaction. Each Stockholder can bear the economic risk of the Transaction. Each Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, including affiliate status, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Each Stockholder acknowledges that he or she will be required to hold Netivation stock for a period of one year prior to resale in a public market transaction involving a broker or dealer, consistent with Rule 144.

                           (b) NETIVATION INFORMATION. Each Stockholder has had
an opportunity to discuss Netivation's business, management and financial affairs, both as currently conducted and as proposed to be conducted following the Merger, with directors, officers and management of Netivation and has had the opportunity to review Netivation's operations and facilities. Each Stockholder has also had the opportunity to ask questions of, and receive answers from, Netivation and its management regarding the terms and conditions of the Transaction and the receipt of Netivation Stock.

                           (c) ACQUISITION FOR OWN ACCOUNT. Each Stockholder is
acquiring the Netivation Stock for such Stockholder's own account for investment only, and not with a view towards distribution.

            SECTION 3 - REPRESENTATIONS AND WARRANTIES OF NETIVATION

                  Except as set forth in Schedule 3 (the "Netivation Schedule of Exceptions"), Netivation and Merger Sub, as appropriate, jointly and severally represent and warrant, to and for the benefit of Pullen, USCH, and the Stockholders as follows:

                  3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION .

                           (a) Netivation is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware. Netivation has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Transactional Agreements, to issue and sell the Netivation Stock, to carry out the provisions of this Agreement and the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Netivation is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Netivation or its business. Netivation has made available to Pullen true, correct and complete copies of the Netivation's certificate of incorporation and bylaws, each as amended to date.

                           (b) Merger Sub is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted.

                  3.2 SUBSIDIARIES . Except for Merger Sub, Netivation.com Merger Corp., Netivation.com Merger Three Corp., InterLink Services, Inc., The Online Medical Bookstore, Inc., MEDMarket, Inc., Raintree Communications Corporation, Politicallyblack.com, Inc., and Public Disclosure, Inc. all of which are wholly-owned subsidiaries of Netivation, and EBonlineinc.com, Netivation owns no equity securities of any other corporation, limited partnership or similar entity. Netivation is not a participant in any joint venture, partnership or similar arrangement.

                  3.3 CAPITALIZATION; VOTING RIGHTS .

                           (a) The authorized capital stock of Netivation, as of
January 9, 2000, consists of (a) 30,000,000 shares of Common Stock, of which 10,743,483 shares are issued and outstanding, and (b) 2,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. All issued and outstanding shares of Netivation's Common Stock and Preferred Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Netivation Stock has been duly authorized and, when issued in compliance with the provisions of this Agreement and its certificate of incorporation, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, other than liabilities imposed upon stockholders generally by the provisions of Delaware Law, and will not be subject to any other restrictions, except as set forth in or provided by this Agreement and as may be imposed by applicable law.

                           (b) The authorized capital stock of Merger Sub
consists of one thousand (1,000) shares of Common Stock, one hundred (100) shares of which have been issued to Netivation. All of the issued and outstanding shares of Common Stock of Merger Sub (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and (iv) are owned directly by Netivation.

                  3.4 AUTHORIZATION; BINDING OBLIGATIONS . Each of Netivation and Merger Sub has all requisite right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which Netivation and Merger Sub, as the case may be, is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of Netivation and Merger Sub, enforceable against them in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Netivation, enforceable against Netivation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  3.5 FULL DISCLOSURE . Netivation has delivered to Pullen an accurate and complete copy of its Registration Statement on Form SB-2 No. 333-74569 filed with the Securities and Exchange Commission (the "SEC") on June 22, 1999 (the "Registration Statement"), and its 10Qs filed on August 16, 1999 and November 15, 1999 (the "10Qs"). The Registration Statement and the 10Qs (i) comply in all material respects with the applicable requirements of the Securities Act and (ii) do not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Netivation shall promptly provide the Stockholders with copies of all public releases made by Netivation from the time of the execution of this Agreement to the Closing. Netivation acknowledges that the disclosures, and any updates, referenced in this Section 3.5 shall be relied on by the Stockholders. Netivation has also filed with the SEC a Form 8-K on November 10, 1999, regarding the acquisitions of Politicallyblack.com, MEDMarket, Public Disclosure, and Raintree Communications. The Form 8-K would not have been timely filed if the acquisitions are determined to be material.

                  3.6 LITIGATION . There is no material action, suit, proceeding or investigation pending, or to the Knowledge of Netivation, currently threatened against Netivation that questions the validity of this Agreement or Transactional Agreements or the right of Netivation to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby.

                  3.7 COMPLIANCE WITH OTHER INSTRUMENTS . Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will materially, directly or indirectly, (with or without notice or lapse of time):

                                    (i) contravene, conflict with or result in a
violation of (A) any of the provisions of Netivation's certificate of incorporation or bylaws, or (B) any resolution adopted by Netivation's stockholders or Netivation's board of directors;

                                    (ii) contravene, conflict with or result in
a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Netivation, or any of the assets owned or used by Netivation, is subject;

                                    (iii) contravene, conflict with or result in
a violation or Breach of, or result in a default under, any provision of any contract to which Netivation is a party; or

                                    (iv) give any Person the right to (A)
declare a default or exercise any remedy under any contract to which Netivation is a party, (B) accelerate the maturity or performance of any contract to which Netivation is a party or (C) cancel, terminate or modify any contract to which Netivation is a party.

                  3.8 CONSENTS . Other than filings to be made in accordance with the Delaware Law, neither Netivation nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

                  3.9 CURRENT OWNERSHIP OF NETIVATION STOCK BY THE STOCKHOLDERS. Netivation acknowledges that the Stockholders currently own 1,000 shares of Netivation common stock purchased on the independent decision of the Stockholders in the open securities market. Netivation acknowledges that the Stockholders have no management control, voting control, or other advantage on account of such stock ownership.

                  3.10 RELIANCE ON REPRESENTATIONS AND WARRANTIES . Netivation acknowledges that it has not relied on any representations or warranties from Pullen, USCH, or the Stockholders that are not contained within this Agreement.

                  SECTION 4 - CERTAIN COVENANTS OF PULLEN, USCH
                              AND THE STOCKHOLDERS

                  4.1 ACCESS AND INVESTIGATION . Pullen, USCH and the Stockholders shall ensure that, at all times during the Pre-Closing Period:

                           (a) Pullen, USCH and their Representatives provide
Netivation and its Representatives with access, during normal business hours upon reasonable notice, to Pullen's and USCH's Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Pullen and USCH;

                           (b) Pullen, USCH and their Representatives provide
Netivation and its Representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to Pullen or USCH as Netivation may request in good faith; and

                           (c) Pullen, USCH and their Representatives compile
and provide Netivation and its Representatives with such additional financial, operating and other data and information regarding Pullen and USCH as Netivation may request in good faith. Without limiting the generality of the foregoing, during the Pre-Closing Period, Pullen and USCH shall promptly provide Netivation with copies of:

                                    (i) all material operating and financial
reports prepared by Pullen and USCH for its senior management, including copies of the unaudited monthly balance sheets of Pullen and USCH and the related unaudited monthly statements of operations, statements of stockholders' equity and statements of cash flows;

                                    (ii) any written materials or communications
sent by or on behalf of Pullen or USCH to its stockholders generally;

                                    (iii) any material notice, document or other
communication sent by or on behalf of Pullen or USCH to any party to any Pullen or USCH contract or sent to Pullen or USCH by any party to any Pullen or USCH contract (other than any communication that relates solely to commercial transactions of the type sent in the Ordinary Course of Business);

                                    (iv) any written notice, report or other
document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and

                                    (v) any material written notice, report or
other document received by Pullen from any Governmental Body.

                  4.2 OPERATION OF BUSINESS . Pullen, USCH and the Stockholders shall ensure that, during the Pre-Closing Period:

                           (a) Pullen and USCH conducts their operations
exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

                           (b) Pullen and USCH use their commercially reasonable
efforts to preserve intact their current business organization, keep available the services of their current officers and employees and maintain their relations and good will with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Pullen or USCH;

                           (c) Pullen and USCH keep in full force all existing
insurance policies;

                           (d) Pullen's and USCH's officers confer regularly,
upon request, with Netivation concerning operational matters and otherwise report regularly, upon request, to Netivation concerning the status of Pullen's and USCH's business, condition, assets, liabilities, operations, financial performance and prospects;

                           (e) Pullen and USCH immediately notify Netivation of
any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

                           (f) Pullen or USCH do not declare, accrue, set aside
or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, and do not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                           (g) Pullen or USCH do not sell or otherwise issue any
shares of capital stock or any other securities;

                           (h) Pullen or USCH do not amend their articles of
incorporation or bylaws, and do not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                           (i) Pullen or USCH do not form any subsidiary or
acquire any equity interest or other interest in any other entity;

                           (j) Pullen or USCH do not make any capital
expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that do not exceed $10,000;

                           (k) Pullen or USCH do not (i) lend money to any
Person or (ii) incur, assume or otherwise become subject to any Liability, except for current liabilities incurred in the Ordinary Course of Business;

                           (l) Pullen or USCH do not establish or adopt any
employee benefit plan, nor pay or agree to pay any bonus nor make any profit-sharing or similar payment to, nor increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of their directors, officers or employees (except for regularly scheduled salary increases in the Ordinary Course of Business);

                           (m) Pullen or USCH do not change any of their methods
of accounting or accounting practices in any respect;

                           (n) Pullen or USCH do not commence any Proceeding,
except in the Ordinary Course of Business;

                           (o) Pullen or USCH do not enter into any transaction
or take any other action of the type referred to in Section 2.9;

                           (p) Pullen or USCH do not enter into any transaction
or take any other action outside the Ordinary Course of Business;

                           (q) Pullen or USCH do not enter into any transaction
or take any other action that is reasonably likely to cause or constitute a Breach of any representation or warranty made by Pullen, USCH or the Stockholders; and

                           (r) Pullen or USCH do not agree, commit or offer (in
writing or otherwise), or attempt, to take any of the actions described in clauses "(f)" through "(q)" of this Section 4.2.

                  4.3 USCH STOCKHOLDERS' MEETING . USCH shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of Virginia Law, call and hold a special meeting of its stockholders, or solicit written consents from its stockholders, as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement. USCH shall use its best efforts (i) to solicit from each of such stockholders a proxy or consent in favor of the approval of the Merger and this Agreement and (ii) to cause each of such stockholders to execute and deliver to Netivation a Prospective Offeree Questionnaire in a form acceptable to Netivation certifying, among other items, as to whether each of such stockholders is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                  4.4 NO NEGOTIATION . Pullen and USCH shall ensure that, during the Pre-Closing Period, neither Pullen, USCH nor any of their Representatives directly or indirectly:

                           (a) solicits or encourages the initiation of any
inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction;

                           (b) participates in any discussions or negotiations
with, or provides any non-public information to, any Person (other than Netivation) relating to any Acquisition Transaction; or

                           (c) considers the merits of any unsolicited inquiry,
proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction.

                 SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES

                  5.1 NOTIFICATION; OPPORTUNITY TO CURE .

                           (a) During the Pre-Closing Period, each party shall
promptly notify the other party in writing of:

                                    (i) the discovery by that party of any
event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement that caused or constitutes a Breach of any representation or warranty made by that party in this Agreement;

                                    (ii) any event, condition, fact or
circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by that party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                                    (iii) any Breach of any covenant or
obligation of that party; and

                                    (iv) any event, condition, fact or
circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

                           (b) Upon receipt of any notification pursuant to
Section 5.1(a), the party receiving notification shall send written notice to the other party of its/their decision to seek termination of this Agreement or pursue any other available remedy. The party seeking termination shall provide the other party a reasonable opportunity to cure, but in no event less than ten
(10) days.

                           (c) During the Pre-Closing Period, each party shall
promptly notify the other party, as appropriate, in writing of the awareness by that party or its representatives of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or thereafter that caused or constitutes or will cause or constitute a Breach of any representation or warranty made by the other party in this Agreement.

                           (d) Upon receipt of any notification pursuant to
Section 5.1(c), the party receiving notification shall send written notice to the other party of its/their intent to cure the defect. The parties shall provide a reasonable opportunity to cure the defect, but in no event less than ten (10) days. Neither party shall have the right to sue for indemnity for any defect that the party seeking indemnification was aware of prior to or during the Pre-Closing Period for which no notification pursuant to Section 5.1(c) was given to the other party, as appropriate.

                           (e) If any event, condition, fact or circumstance
that is required to be disclosed by the parties pursuant to Section 5.1(a) requires any change in their respective Schedule of Exceptions, or if any such event, condition, fact or circumstance would require such a change assuming their respective Schedule of Exceptions were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the disclosing parties shall promptly deliver to the non-disclosing parties an update to their respective Schedule of Exceptions specifying such change. No such update shall be deemed to supplement or amend their respective Schedule of Exceptions for the purpose of (i) determining the accuracy of any of the representations and warranties made by the disclosing party in this Agreement for purposes of Section 6.1 or Section 7.1, but shall be deemed to supplement or amend their respective Schedule of Exceptions for purposes of Section 9 or (ii) determining whether any of the other conditions set forth in Section 6 or Section 7 have been satisfied.

                  5.2 FILINGS AND CONSENTS . As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions and (ii) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Transactions. Each of the parties shall (upon request) promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by Pullen, USCH, Merger Sub, or Netivation, as the case may be, during the Pre-Closing Period

                  5.3 PUBLIC ANNOUNCEMENTS . During the Pre-Closing Period, (i) neither Pullen, USCH, the Stockholders, Merger Sub, nor Netivation shall (and neither Pullen, USCH, the Stockholders, Merger Sub, nor Netivation shall permit any of their respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Transactions, without the other parties' prior written consent, and (ii) each party will use reasonable efforts to consult with the other parties prior to issuing any press release or making any public statement regarding the Merger; PROVIDED THAT Netivation shall be free to make any disclosure regarding the Merger that it deems necessary in connection with filings with the SEC made in connection with the Registration Statement.

                  5.4 BEST EFFORTS . During the Pre-Closing Period, (i) Pullen and USCH shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (ii) Netivation and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis and Netivation will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Pullen will take all actions necessary to cause USCH to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                  5.5 TAX MATTERS . At or prior to the Closing, (a) Stockholders and USCH shall execute and deliver to Moffatt, Thomas, Barrett, Rock & Fields, Chtd. and to Netivation a tax representation letter, in a form reasonably acceptable to such parties, and (b) Netivation shall execute and deliver to Moffatt, Thomas, Barrett, Rock & Fields, Chtd. and to Stockholders a tax representation letter, in a form reasonably acceptable to such parties. All parties hereto will use all of their respective reasonable efforts to cause the transactions contemplated hereby to qualify as a reorganization under the provisions of Section 368(a) of the Code and will not take any action at any time that could reasonably be expected to cause loss of such qualification. All parties hereto agree to comply with applicable reporting requirements of the Code and U.S. Treasury Regulations for such a reorganization. Netivation and Merger Sub have not made any representations, warranties, or covenants with regards to tax matters in relation to the activities of Pullen, USCH, or the Stockholders made in connection or anticipation of the Transactions. Pullen, USCH, and the Stockholders have not made any representations, warranties, or covenants with regards to tax matters in relation to the activities of Netivation or Merger Sub made in connection or anticipation of the Transactions.

                  5.6 RESALE . Each Stockholder shall not sell or otherwise transfer any Netivation Stock until the requirements of Rule 144 are satisfied for such sale or transfer unless the stock is earlier registered. Netivation shall endeavor to timely cooperate with the Stockholders regarding the resale of Netivation Stock once the requirements in the preceding sentence have been satisfied.

                  5.7 CONFIDENTIALITY . Netivation shall maintain in strict confidence all due diligence information obtained from Pullen or USCH pursuant to Section 4.1 and shall disclose such information to its employees, agents and representatives on a "need-to-know" basis. Netivation shall use all such information so obtained from Pullen and USCH only for the purposes of evaluating and completing the Transactions. If the Merger is not completed, Netivation shall return all such information to USCH. Upon written request, Netivation and its agents and representatives shall sign reasonable confidentiality agreements confirming the foregoing as reasonably required by Pullen.

                 SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF NETIVATION AND MERGER SUB

                  The obligations of Netivation and Merger Sub to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Netivation, in whole or in part, in accordance with Section 10.11):

                  6.1 ACCURACY OF REPRESENTATIONS . Each of the representations and warranties made by Pullen, USCH and the Stockholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

                  6.2 PERFORMANCE OF COVENANTS . Each covenant and obligation that Pullen, USCH or any of the Stockholders is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

                  6.3 STOCKHOLDER APPROVAL . The principal terms of the Merger shall have been duly approved by the stockholders of Pullen and USCH in accordance with the provisions of Virginia Law and applicable agreements.

                  6.4 CONSENTS . All consents required to be obtained by Pullen and USCH in connection with the Transactions shall have been obtained and shall be in full force and effect.

                  6.5 NO MATERIAL ADVERSE CHANGE . Except for adverse changes that result from general economic conditions, there shall have been no material adverse change in Pullen's or USCH's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

                  6.6 AGREEMENTS AND DOCUMENTS . Netivation shall have received the following agreements and documents, each of which shall be in full force and effect:

                           (a) a legal opinion from counsel for Pullen, USCH and
the Stockholders, substantially in the form of EXHIBIT E1;

                           (b) Consulting Agreements, substantially in the forms
of EXHIBIT F1 and F2, executed by Dale Pullen and Barbara Pullen;

                           (c) the Escrow Agreement, substantially in the form
of EXHIBIT G;

                           (d) a Tax Representation Letter executed by Pullen
and USCH;

                           (e) a Prospective Offeree Questionnaire substantially
in the form of EXHIBIT H executed by each Stockholder;

                           (f) written resignations of all officers and
directors of USCH, effective as of the Closing Date;

                           (g) a certificate executed by each of the
Stockholders containing the representation and warranty of each such Stockholder that (i) each of the representations and warranties made by Pullen, USCH and the Stockholders in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 6 have been duly satisfied (the "Stockholders' Closing Certificate");

                           (h) a certificate executed by Pullen and USCH
containing the representation and warranty of Pullen and USCH that (i) each of the representations and warranties made by Pullen and USCH in this Agreement are accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 6 have been duly satisfied; and

                           (i) such other documents, to the extent such
documents are reasonably available or should be reasonably available, as Netivation may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Pullen, USCH or the Stockholders, (ii) evidencing the compliance by Pullen, USCH or the Stockholders with, or the performance by Pullen, USCH or the Stockholders of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 6 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

                  6.7 NO RESTRAINTS . No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

                  6.8 NO PROCEEDINGS . No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Netivation of any material right pertaining to its ownership of stock of the Surviving Corporation.

                  6.9 SECURITIES LAW COMPLIANCE . All applicable requirements of the Securities Act and any applicable state securities laws shall have been satisfied.

                  6.10 DISSENTERS RIGHTS . No stockholder of USCH shall have exercised dissenters rights with respect to approval of the Transactions.

                  6.11 UNACCREDITED INVESTORS . The Prospective Offeree Questionnaires delivered pursuant to Section 6.6 shall indicate that no more than 35 of the stockholders of USCH are "unaccredited investors," as defined by Rule 501 under the Securities Act.

                  6.12 PROCEEDINGS AND DOCUMENTS . All corporate and other proceedings in connection with the Transactions and all documents and instruments incident to such Transactions shall be reasonably satisfactory in substance and form to the parties to this Agreement.

                  6.13 CORPORATE APPROVALS . This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of Pullen, USCH, Netivation, Merger Sub and the Stockholders.

                 SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF PULLEN, USCH AND THE STOCKHOLDERS

                  The obligations of Pullen, USCH and the Stockholders to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived solely by Agent (described in 10.1 below), in whole or in part, in accordance with Section 10.11):

                  7.1 ACCURACY OF REPRESENTATIONS . Each of the representations and warranties made by Netivation and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

                  7.2 PERFORMANCE OF COVENANTS . Each covenant and obligation that Netivation and Merger Sub are required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

                  7.3 CONSENTS . All consents required to be obtained by Netivation in connection with the Transactions shall have been obtained and shall be in full force and effect.

                  7.4 AGREEMENTS AND DOCUMENTS . Stockholders shall have received the following agreements and documents, each of which shall be in full force and effect:

                           (a) the Escrow Agreement, substantially in the form
of EXHIBIT G;

                           (b) Consulting Agreements, substantially in the forms
of EXHIBIT F1 and F2, executed by Dale Pullen and Barbara Pullen;

                           (c) a Tax Representation Letter executed by
Netivation;

                           (d) a certificate executed by Netivation containing
the representation and warranty of Netivation that (i) each of the representations and warranties made by Netivation in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 7 have been duly satisfied;

                           (e) a legal opinion from counsel for Netivation,
substantially in the form of EXHIBIT E2; and

                           (f) such other documents as Agent may reasonably
request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Netivation, (ii) evidencing the compliance by Netivation with, or the performance by Netivation of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 7 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

                  7.5 NO RESTRAINTS . No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

                  7.6 NO PROCEEDINGS . No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Netivation of any material right pertaining to its ownership of stock of the Surviving Corporation.

                  7.7 CORPORATE APPROVALS . This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of Netivation and Merger Sub.

                  7.8 STOCK PRICE. The market price of Netivation common stock, as quoted on the Nasdaq National Market, shall not have closed below $5.35 per share as of the Effective Time. If said stock price does close before $5.35 per share at the Effective Time, then (i) Pullen, USCH, and the Stockholders may proceed with the Closing at their option; or (ii) notwithstanding the termination provisions of Section 8, the parties shall wait for a period of up to eight calendar weeks for the price of Netivation common stock to close at or above $5.35 per share before proceeding with the Closing.

                             SECTION 8 - TERMINATION

                  8.1 TERMINATION EVENTS . This Agreement may be terminated prior to the Closing:

                           (a) by Netivation if (i) there is a material Breach
of any covenant or obligation of Pullen, USCH or any of the Stockholders or (ii) Netivation reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

                           (b) by the Agent (as defined in Section 10.1) if (i)
there is a material Breach of any covenant or obligation of Netivation or (ii) the Agent reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Pullen, USCH or any of the Stockholders to comply with or perform any covenant or obligation of Pullen, USCH or the Stockholders set forth in this Agreement);

                           (c) by Netivation at or after the Scheduled Closing
Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

                           (d) by the Agent at or after the Scheduled Closing
Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

                           (e) by Netivation if the Closing has not taken place
on or before January 31, 2000 (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

                           (f) by the Agent if the Closing has not taken place
on or before January 31, 2000 (other than as a result of the failure on the part of Pullen, USCH or any of the Stockholders to comply with or perform any covenant or obligation of Pullen, USCH or the Stockholders set forth in this Agreement); or

                           (g) by the mutual consent of Netivation, Pullen and
the Agent.

                  8.2 TERMINATION PROCEDURES . If Netivation wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Netivation shall deliver to the Agent a written notice stating that Netivation is terminating this Agreement and setting forth a brief description of the basis on which Netivation is terminating this Agreement. If the Agent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Agent shall deliver to Netivation a written notice terminating this Agreement and setting forth a brief description of the basis on which this Agreement is terminated.

                  8.3 EFFECT OF TERMINATION . If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall automatically terminate; PROVIDED, HOWEVER, that: (a) neither Pullen, USCH nor the Stockholders nor Netivation shall be relieved of any obligation or liability arising from any prior Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9; and (c) Pullen, USCH and Netivation shall, in all events, remain bound by and continue to be subject to Section 5.3.

                        SECTION 9 - INDEMNIFICATION, ETC.

                  9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS .

                           (a) The representations, warranties and covenants of
each party pursuant to this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date; PROVIDED, HOWEVER, (i) that fraud claims and claims under Section 2.14 shall survive for the statute of limitations applicable to claims based on such matters and (ii) that if, at any time prior to the first anniversary of the Closing Date, any Netivation Indemnitee seeking indemnification under this Section 9 (acting in good faith) delivers to the Agent a written notice alleging the existence of a Breach of any of the representations and warranties made by Pullen, USCH or any of the Stockholders or a Breach of any covenant contained herein (and setting forth in reasonable detail the basis for such Netivation Indemnitee's belief that such a Breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing Date until such time as such claim is fully and finally resolved.

                           (b) The representations, warranties, covenants and
obligations of Pullen, USCH and the Stockholders, and the rights and remedies that may be exercised by the Netivation Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of (other than the items shown on the Pullen Schedule of Exceptions), any of the Netivation Indemnitees or their Representatives.

                           (c) For purposes of this Agreement, each statement or
other item of information set forth in the Schedule of Exceptions or in any update to the Schedule of Exceptions shall be deemed to be a representation and warranty made in this Agreement.

                  9.2 INDEMNIFICATION BY THE STOCKHOLDERS .

                           (a) Subject to the provisions of this Section 9, the
Stockholders, jointly and severally, shall indemnify and hold harmless each of the Netivation Indemnitees from and against the amount of any Damages incurred by any of the Netivation Indemnitees directly or indirectly as a result of (i) any Breach of a representation or warranty of Pullen, USCH or any of the Stockholders contained in Section 2 hereof or in any instrument delivered pursuant to this Agreement (each as modified by the Pullen Schedule of Exceptions delivered by Pullen, USCH and the Stockholders on the date of this Agreement and not as modified by any revisions to such Pullen Schedule of Exceptions after such date), (ii) any Breach of any covenant or obligation contained herein , (iii) any final determination of Pullen's or USCH's net tax liability for the fiscal year immediately prior to the Closing or (iv) any Breach of any representation or warranty made in the Stockholders' Closing Certificate.

                           (b) The Stockholders acknowledge and agree that, if
there is any Breach of any representation or warranty or other provision relating to Pullen or USCH or Pullen's or USCH's business, condition, assets, Liabilities, operations, financial performance or net income (or any aspect or portion thereof), then Netivation itself shall be deemed, by virtue of its ownership of the capital stock of USCH, to have incurred Damages as result of such Breach or Liability.

                           (c) Each Stockholder waives and acknowledges and
agrees that such Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which such Stockholder may become subject under the Transactional Agreements or otherwise in connection with any of the Transactions.

                           (d) Claims for Damages made by the Netivation
Indemnitees pursuant to the provisions of Sections 9.2(a) or 9.5 shall be limited to an amount equal to (i) the fair market value on the date such claim is fully and finally resolved of the Netivation Stock, which was received by the Stockholders on the Closing

Date and still held by the Stockholders on the date such claim is fully and finally resolved; plus (ii) the amount realized from the sale of Netivation Stock, which was received on the Closing Date but sold by the Stockholders prior to the full and final resolution of such claim; plus (iii) $400,000 and any interest earned thereon by the Stockholders. The provisions of this
Section 9.2 shall not apply to claims for willful misconduct, fraud, bad faith or recklessness on the part of Pullen, USCH or any Stockholder.

                  9.3 INDEMNIFICATION BY NETIVATION.

                           (a) Subject to the provisions of this Section 9,
Netivation and Merger Sub shall indemnify and hold harmless each of the Stockholders from and against the amount of any Damages incurred by any of the Stockholders directly or indirectly as a result of (i) any Breach of a representation or warranty of Netivation contained in Section 9.3 hereof or in any instrument delivered pursuant to this Agreement or (ii) any Breach of any covenant or obligation contained herein

                           (b) Netivation acknowledges and agrees that, if and
to the extent that there are any Damages as a result of any Breach of any representation or warranty, then the Stockholders shall be deemed, by virtue of such Stockholders ownership of the Netivation Stock, to have incurred Damages as result of such Breach or Liability.

                           (c) Netivation waives and acknowledges and agrees
that Netivation shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which Netivation may become subject under the Transactional Agreements or otherwise in connection with any of the Transactions.

                           (d) Claims for Damages made by the Stockholders
pursuant to the provisions of Sections 9.3(a) shall be limited to an amount equal to $450,000 minus the total of (i) the product of the number of shares of Netivation Stock held by the Stockholders, at the time of the claim, multiplied by the fair market value of said shares on the date such claim is fully and finally resolved; plus (ii) the total sales price of the shares of Netivation Stock sold prior to the full resolution of such claim by the Stockholders. The provisions of this Section 9.3 shall not apply to claims for willful misconduct, fraud, bad faith or recklessness on the part of Netivation.

                  9.4 INTEREST . Any party that is required to indemnify any other party pursuant to this Section 9 with respect to any Damages shall also be required to pay such other party interest on the amount of such Damages (for the period commencing as of the date on which such other party first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate equal to three (3) percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate. (For purposes of this Section 9.4, a party that suffers Damages by virtue of being required to pay any judgment or to make any settlement payment to any third party with respect to any third party claim against such party shall be deemed to have first become subject to such Damages at the time such party pays such judgment or makes such settlement payment.)

                  9.5 DEFENSE OF THIRD PARTY CLAIMS . In the event of the assertion or commencement by any Person not a party to this Agreement (a "Third Party")of any claim or Proceeding (whether against Pullen or USCH, against any other Netivation Indemnitee or any other Person) with respect to which any of the parties to this Agreement (the "Indemnifying Party") may become obligated to indemnify, hold harmless, compensate or reimburse any other party to this Agreement (the "Indemnitee") pursuant to this Section 9, the Indemnifying Party shall have the right, at its election, to proceed with the defense of such claim or Proceeding, provided however, that the Indemnifying Party must conduct the defense of the Third Party's claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnitee may retain separate co-counsel at its sole cost and expense. If the Indemnifying Party so proceeds with the defense of any such claim or Proceeding:

                           (a) all expenses relating to the defense of such
claim or Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Indemnifying Party;

                           (b) the Indemnifying Party shall make available to
the Indemnitee any documents and materials in the possession or control of any Indemnifying Party that may be necessary to the defense of such claim or Proceeding; and

                           (c) The Indemnifying Party shall keep the Indemnitee
informed of all material developments and events relating to such claim or Proceeding.

                  9.6 INDEMNITY RESERVE . In order to secure Netivation's and each Netivation Indemnitee's rights of indemnity, the Stockholders shall place 50,000 shares of Netivation Stock in escrow in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as EXHIBIT G.

                  9.7 EXERCISE OF REMEDIES BY NETIVATION INDEMNITEES OTHER THAN NETIVATION . No Netivation Indemnitee (other than Netivation or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Netivation (or any successor thereto or assignee thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                      SECTION 10 - MISCELLANEOUS PROVISIONS

                  10.1 STOCKHOLDERS' AGENT .

                           (a) The Stockholders hereby irrevocably nominate,
constitute and appoint Dale Pullen as the agent and true and lawful attorney-in-fact of the Stockholders (the "Agent"), with full power of substitution, to act in the name, place and stead of the Stockholders for purposes of executing any documents and taking any actions that the Agent may, in his/her sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions on behalf of the Stockholders. Dale Pullen hereby accepts his appointment as Agent.

                           (b) The Stockholders hereby grant to the Agent full
authority to execute, deliver, acknowledge, certify and file on behalf of the Stockholders (in the name of any or all of the Stockholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including the Stockholders' Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in the Transactional Agreements:

                                    (i) Netivation shall be entitled to deal
exclusively with the Agent, acting on behalf of the Stockholders, on all matters relating to the Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any consent to be given or action to be taken by, any Stockholder, including any matters set forth in
Section 9); and

                                    (ii) each Netivation Indemnitee shall be
entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Agent, as fully binding upon such Stockholder.

                           (c) The Stockholders recognize and intend that the
power of attorney granted herein (i) is coupled with an interest and is irrevocable, (ii) may be delegated by the Agent and (iii) shall survive the death or incapacity of each of the Stockholders.

                           (d) The Agent shall be entitled to treat as genuine,
and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been telexed, telegraphed, faxed or cabled by any Stockholder or to have been signed and presented by a Stockholder.

                           (e) If the Agent shall die, become disabled or
otherwise be unable to fulfill his responsibilities hereunder, then the Stockholders shall, within ten (10) days after such death or disability, appoint a successor agent and, immediately thereafter, shall notify Netivation of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Stockholders.

                           (f) All expenses incurred by the Agent in connection
with the performance of his duties as Agent shall be borne and paid by the Stockholders.

                  10.2 FURTHER ASSURANCES . Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

                  10.3 FEES AND EXPENSES . Subject to Section 9, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Netivation and its Representatives with respect to Pullen's and USCH's business (and the furnishing of information to Netivation and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Netivation Schedule of Exceptions and the Pullen Schedule of Exceptions) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions,
(iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions and the obtaining of any consent required to be obtained in connection with any of such Transactions and
(iv) the consummation of the Merger. Notwithstanding the provisions of the
Section 10.3, Netivation shall pay up to $500 of Pullen's and USCH's fees incurred in association with filings required to be made in connection with the Transaction, provided that such fees do not include expenses related to professional services.

                  10.4 ATTORNEYS' FEES . If any action or Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                  10.5 NOTICES . Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or overnight delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to Netivation:         Netivation.com, Inc.
                                            806 Clearwater Loop, Suite N
                                            Post Falls, ID  83854
                                            Attention:  Anthony J. Paquin,
                                            President and Chief Executive
                                            Officer
                                            Facsimile:  (208) 777-8904

                  with a copy to:           Moffatt Thomas Barrett Rock &
                                            Fields, Chtd.
                                            101 S. Capitol Blvd., 10th Floor
                                            Boise, ID  83702
                                            Attention:  Mark A. Ellison
                                            Facsimile:  (208) 385-5384

                  if to the Agent           P.O. Box 566
                  or any of the             6878 Fleetwood Road
                  Stockholders:             McLean, VA 22101
                                            Attention: Dale Pullen
                                            Facsimile:  (703) 760-0942
                  with a copy to:           Morris A. Nunes, Atty., P.C.
                                            7247 Lee Hwy
                                            Falls Church, VA 22046
                                            Facsimile: (703) 241-4935

                  Any of the above addresses may be changed at any time by notice given as provided above; PROVIDED, HOWEVER, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and three
(3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

                  10.6 HEADINGS . The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                  10.7 COUNTERPARTS . This Agreement may be executed in several counterparts and transmitted by facsimile, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                  10.8 GOVERNING LAW . This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Idaho (without giving effect to principles of conflicts of laws).

                  10.9 SUCCESSORS AND ASSIGNS . This Agreement shall be binding upon: Pullen and its successors and assigns (if any); USCH and its successors and assigns (if any); the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Netivation and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: Pullen; USCH; the Stockholders; Netivation; Merger Sub; the Netivation Indemnitees; and the respective successors and assigns (if any) of the foregoing. Each party may freely assign any or all of its rights (but not its obligations) under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any affiliate without obtaining the consent or approval of any other party hereto or of any other Person.

                  10.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE . The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any Breach or threatened Breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach.

                  10.11 WAIVER .

                           (a) No failure on the part of any Person to exercise
any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                           (b) No Person shall be deemed to have waived any
claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                  10.12 AMENDMENTS . This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

                  10.13 TIME OF THE ESSENCE . Time is of the essence of this Agreement.

                  10.14 SEVERABILITY . In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

                  10.15 PARTIES IN INTEREST . Except for the provisions of
Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

                  10.16 MEDIATION AND ARBITRATION. Any disputes or claims arising hereunder shall be mediated by a mediation service in Washington, D.C., having no fewer than three (3) years of operating experience in Washington, D.C.. If after good faith by the parties to this Agreement mediation is unsuccessful in any particular, then as to any remaining controversy or claim arising out of or relating to this Agreement or the breach thereof, same shall be settled by arbitration in Washington, D.C., in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. If the amount of the controversy or claim is less than $200,000 following mediation efforts, the arbitration shall be conducted by a single arbitrator, but if the amount exceeds $200,000, then the arbitration shall be conducted by a panel of three arbitrator who are experienced in corporate matters and contract disputes. The prevailing party in any arbitration hereunder shall be entitled to the recovery from the other party of its reasonable attorneys' fees and costs of the proceeding.

                  10.17 ENTIRE AGREEMENT . This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

                  10.18 CROSS-GUARANTEE . Each of Netivation and Merger Sub cross-guarantee the performance of the obligations of each other created by the terms of this Agreement. Each of Pullen, USCH and the Stockholders cross-guarantee the performance of the obligations of each other created by the terms of this Agreement.

                  10.19 CONSTRUCTION .

                           (a) For purposes of this Agreement, whenever the
context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                           (b) The parties hereto agree that any rule of
construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                           (c) As used in this Agreement, the words "include"
and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                           (d) Except as otherwise indicated, all references in
this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  [Remainder of Page Intentionally Left Blank]

         The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                   NETIVATION:

                                   NETIVATION.COM, INC.,
                                   a Delaware corporation

                                   By
                                      -----------------------------------------
                                        Anthony J. Paquin
                                        President and Chief Executive Officer

                                   MERGER SUB:

                                   NETIVATION.COM MERGER SEVEN CORP.,
                                   a Delaware corporation

                                   By
                                      -----------------------------------------
                                        Anthony J. Paquin
                                        President and Chief Executive Officer

                                   PULLEN:

                                   PULLEN, INC.,
                                   a Virginia corporation

                                   By
                                      -----------------------------------------
                                       Dale Pullen
                                       President

                                   USCH:

                                   U.S. CONGRESS HANDBOOK, INC.,
                                   a Virginia corporation

                                   By
                                      -----------------------------------------
                                        Dale Pullen
                                        President

                                   STOCKHOLDERS:

                                   --------------------------------------------
                                   Dale Pullen

                                   --------------------------------------------
                                   Barbara Pullen

                                   AGENT:

                                   --------------------------------------------
                                   Dale Pullen

SECRETARY'S CERTIFICATE

         I, Gary S. Paquin, Secretary of Netivation.com Merger Seven Corp., hereby certify that this Agreement has been adopted pursuant to the first sentence of Title 8, Section 251(f) of the Delaware Corporations Laws, and that the conditions specified in that sentence have been satisfied.


-----------------------------------------
Gary S. Paquin, Secretary